Exhibit 99.2

Contact: Gary Smith
Chief Financial Officer
(205) 942-4292

HIBBETT SPORTING GOODS REPORTS SECOND QUARTER RESULTS

■    Earnings per Share Up 30% on 18.5% Sales Increase
■    CoDmparable Store Sales Increase 4.1%

BIRMINGHAM, Ala. (August 22, 2002) — Hibbett Sporting Goods, Inc. (Nasdaq/NM: HIBB), a rapidly growing, full-line sporting goods retailer, today announced results for the second quarter ended August 3, 2002.

Net sales for the 13-week period ended August 3, 2002, increased 18.5% to $65.9 million compared with $55.6 million for the 13-week period ended August 4, 2001. Comparable store sales increased 4.1% in the second quarter of fiscal 2003. Net income for the second quarter increased 30.1% to $2.7 million compared with $2.0 million in the second quarter of last year. Diluted earnings per share increased 30.0% to $0.26 from $0.20 in the prior year.

Net sales for the 26-week period ended August 3, 2002, increased 17.9% to $136.7 million compared with $116.0 million for the 26-week period ended August 4, 2001. Comparable store sales increased 4.1% in the first half of fiscal 2003. Net income for the first half of fiscal 2003 increased 25.9% to $6.9 million compared with $5.5 million in the first half of fiscal 2002. Diluted earnings per share increased 24.1% to $0.67 from $0.54 in the prior year.

The per share results reflect the three-for-two stock split that was effected in February 2002.

Hibbett opened 10 new stores and closed one store during the second quarter, bringing the store base to 347 stores, and plans to open an additional 31 to 38 stores, net of store closings, during the remainder of fiscal 2003.

The Company also issued guidance for the third quarter ended November 3, 2002, of earnings per diluted share of approximately $0.29 to $0.31. Guidance for fiscal 2003 remains at earnings per diluted share of $1.33 to $1.38, based upon expectations of comparable store sales increases between 3% and 4% for the year, the opening of 50 to 55 new stores, net of store closings, and the impact of higher insurance costs cited by the Company in March 2002. The number of new stores has been slightly adjusted due to delays in the delivery of retail space.

Commenting on the results, Mickey Newsome, President and Chief Executive Officer, stated, “The better than expected sales and earnings growth in the quarter was led by strong back-to-school sales as well as higher sales during the Fourth of July holiday weekend. The footwear and apparel categories continued their momentum due to strength in basketball as well as active wear and pro licensed apparel. Equipment sales were down from last year’s numbers and continue to be affected by the lack of high-volume fitness items, but we are hopeful this category will show improvement as we head into football season.”

Investor Conference Call and Simulcast

Hibbett Sporting Goods, Inc. will conduct a conference call at 10:00 am EDT on August 23, 2002, to discuss the second quarter results. The number to call for this interactive teleconference is (913) 981-5510. A replay of the conference call will be available until August 30th, by dialing (719) 457-0820 and entering the passcode, 410400.

The Company will also provide an online Web simulcast and rebroadcast of its fiscal 2003 second quarter conference call. The live broadcast of Hibbett’s quarterly conference call will be available online at www.streetevents.com and www.companyboardroom.com on August 23, 2002, beginning at 10:00 a.m. EDT. The online replay will follow shortly after the call and continue through September 9, 2002.

Hibbett Sporting Goods, Inc. is a rapidly growing operator of full-line sporting goods stores in small to mid-sized markets, predominantly in the southeastern United States. The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in enclosed malls and dominant strip centers.

Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to general and regional economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition. A complete description of these factors, as well as others which could affect the Company’s business, is set forth in the Company’s periodic filings, including its Form 10-K/A dated May 3, 2002, and its Registration Statement on Form S-3 filed May 3, 2002, as amended.

HIBBETT SPORTING GOODS, INC. AND SUBSIDIARIES
Unaudited Statements of Operations
(Dollars in thousands, except per share amounts)

	13 Weeks Ended		26 Weeks Ended
	August 3, 2002	August 4, 2001	August 3, 2002	August 4, 2001
Net sales	$65,919	$55,633	$136,709	$115,978
Cost of goods sold, including warehouse, distribution, and store occupancy costs	45,816	39,027	94,609	80,908

Gross profit	20,103	16,606	42,100	35,070
Store operating, selling, and administrative expenses	14,116	11,681	27,737	23,118
Depreciation and amortization	1,710	1,444	3,381	2,826

Operating income	4,277	3,481	10,982	9,126
Interest expense, net	86	195	150	347

Income before provision for income taxes	4,191	3,286	10,832	8,779
Provision for income taxes	1,530	1,240	3,954	3,314

Net income	2,661	2,046	6,878	5,465

Net Income per common share:
Basic earnings per share	$0.26	$0.21	$0.69	$0.55

Diluted earnings per share	$0.26	$0.20	$0.67	$0.54

Weighted average shares outstanding:
Basic	10,048	9,877	10,006	9,850

Diluted	10,264	10,150	10,241	10,100

Unaudited Condensed Balance Sheet
(In thousands)

	August 3, 2002	August 4, 2001	February 2, 2002
Assets
Cash and cash equivalents	$3,638	$3,671	$1,972
Accounts receivable, net	2,516	2,840	2,352
Inventories	94,372	82,881	81,082
Prepaid expenses and other	5,548	4,328	2,277

Total current assets	106,074	93,720	87,683
Property and equipment, net	26,006	24,588	26,471
Other assets	1,190	1,066	1,161

Total assets	$133,270	$119,374	$115,315

Liabilities and Stockholders’ Investment
Accounts payable	$33,285	$29,367	$23,721
Accrued expenses	5,503	4,611	7,628

Total current liabilities	38,788	33,978	31,349
Long-term debt	5,439	12,044	3,903
Stockholders' investment	89,043	73,352	80,063

Total liabilities and stockholders' investment	$133,270	$119,374	$115,315

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